Exhibit T3A.16
No. 32,757
THE BAHAMAS,
NEW PROVIDENCE
I, BENJAMIN WILBERFORCE PRESCOD, Registrar General for The Bahamas, do hereby certify that a Memorandum of Association of WIND SPIRIT LIMITED has this day been registered in my office under the provisions of The Companies Act (Ch. 184)                                          Whereby the said Parties have become and are an incorporated Company under the name and style of WIND SPIRIT LIMITED And I further certify that the Liability of the said Company is Limited.
Given under my hand at the City of Nassau the 17th day of April A.D., 1986.

/s/ Benjamin Wilberforce Prescod
Registrar General